UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Knoll, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This additional information is provided in response to certain questions we have received from stockholders regarding our proposal to approve the Knoll, Inc. 2007 Stock Incentive Plan at our annual meeting scheduled for May 1, 2007.

Information as of March 31, 2007

Shares Outstanding: 49,681,641

Shares Available for Grant under Existing Stock Incentive Plans: 940,667

Granted but Unexercised Stock Options and Outstanding Restricted Shares: 5,284,946

Additional Information for Consideration

We view equity based awards as a key element of our performance based compensation programs. We believe we have historically been prudent about the use of equity as a compensation tool. Although stockholders and investors should not necessarily infer anything about our future grant practices, stockholders should note the information below, which discloses the amount of equity granted under our stock incentive plans in 2004, 2005, 2006 and the first quarter of 2007. These numbers should be considered in relation to the number of shares we have repurchased in the corresponding periods, which is also provided below. In fact, we have repurchased approximately 6,814,930 shares over the last nine quarters since our initial public offering in December 2004.

2004	2005	2006	2007
Equity Granted (stock options and restricted shares):	Equity Granted (stock options and restricted shares):	Equity Granted (stock options and restricted shares):	Equity Granted (stock options and restricted shares):
3,117,040	410,000	25,000	475,000

Shares Repurchased:	Shares Repurchased:	Shares Repurchased:	Shares Repurchased:
13,200	181,408	6,048,756	584,766

The information above is supplemental to our 2007 proxy statement filed with the Securities and Exchange Commission (SEC) on March 26, 2007, and should be read in conjunction with such proxy statement and our other filings with the SEC.